Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com

Contacts:	Angela Craig	Kathleen Janasz
	Investor Relations	Media Relations
	(651) 481-7789	(651) 415-7042

ST. JUDE MEDICAL ANNOUNCES CRM SUCCESSION PLAN

Eric S. Fain To Become President of Cardiac Rhythm Management Division

Michael J. Coyle to Transition Leadership Role Over Next Few Months

ST. PAUL, Minn. — May 7, 2007 — St. Jude Medical, Inc. (NYSE: STJ) today announced that Eric S. Fain will become President of its Cardiac Rhythm Management Division (CRMD) effective July 1, 2007, succeeding Michael J. Coyle, who will transition out of this role after 13 highly successful years with the company.

Eric Fain has been with St. Jude Medical companies for 20 years, most recently as Executive Vice President for Development and Clinical/Regulatory Affairs for CRMD, the company’s largest division.

“Eric Fain is a 20-year veteran of the ICD business, who has played an integral role in the success of our Cardiac Rhythm Management Division,” said Daniel J. Starks, Chairman, President and Chief Executive Officer of St. Jude Medical, Inc. “His clinical, regulatory, and product development experience and knowledge make him ideally suited to lead this group.

“Mike Coyle has been an important part of St. Jude Medical’s success for more than a decade, leading both our Cardiac Rhythm Management group and the former Daig Division,” continued Starks. “He has provided strong leadership during a time of tremendous growth. Mike’s commitment and contributions to St. Jude Medical have given him significant career, financial and personal independence and flexibility and Mike has informed me that he would like to transition out of the role over the course of 2007. We thank Mike for his contributions, his commitment and his enthusiasm. Eric and Mike will work closely over the next few months to ensure a seamless transition.”

Eric has been responsible for managing all implantable cardioverter defibrillator (ICD), pacemaker, and related product and technology development; U.S. and international regulatory submissions; U.S. and international clinical studies; and the U.S. field clinical engineering and technical support organizations for CRMD.

He joined Ventritex (now part of St. Jude Medical) in 1987 and was named CRMD’s Senior Vice President, Clinical Engineering and Regulatory Affairs in 1998. In 2002, his role broadened to include Product Development responsibilities, and in 2005 he was promoted to his current position.

Eric received his M.D. from the Stanford University School of Medicine. He also holds a Bachelor of Science degree in Applied Math/Biology from Brown University, where he graduated magna cum laude. He holds approximately 36 U.S. patents and has been widely published in clinical journals, having served as an author on more than 25 manuscripts.

Mike Coyle joined St. Jude Medical in 1994 as Director of Business Development. In 1997, he was named President of St. Jude Medical’s Daig Division. He has been President of the Cardiac Rhythm Management Division since 2001.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical employs more than 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007 (see Item 1A on pages 13-20, and page 20 of Exhibit 13 to the Company’s Form 10-K). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.